Exhibit 8.1

2001 M Street, NW Suite 600

Washington, DC 20036

+1 202 682 7000 tel

+1 202 857 0940 fax

February 21, 2023

CIIG Capital Partners II

40 West 57th Street, 29th Floor

New York, NY 10019

Ladies and Gentlemen:

We have acted as counsel to CIIG Capital Partners II, Inc., a Delaware corporation (“CIIG II”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Registration Statement on Form F-4 (File No. 333-268857), initially filed with the Commission on December 16, 2022 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Agreement and Plan of Merger, dated as of November 22, 2022 (the “Merger Agreement”), by and among CIIG II, Zapp Electric Vehicles Limited, a private company limited by shares registered in England and Wales (“Zapp”), Zapp Electric Vehicles Group Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Pubco”) and Zapp Electric Vehicles, Inc., a Delaware corporation and direct, wholly owned subsidiary of Pubco (“Merger Sub”). Any capitalized terms used but not defined herein have the meaning given to such terms in the Merger Agreement.

In providing our opinion, we have examined the Merger Agreement, the Exchange and Support Agreements, the Registration Statement, and such other documents as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed that (i) the Transactions will be consummated in accordance with the provisions of the Merger Agreement and the Exchange and Support Agreements and as described in the Registration Statement (and no transaction or condition described therein will be waived by any Party), (ii) the statements concerning the Transactions and the Parties thereto set forth in the Merger Agreement, in the Exchange and Support Agreements, and in the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the statements and representations made by CIIG II and Zapp in their respective officer’s certificate dated as of the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificates”) are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iv) any such statement or representation set forth in the Merger Agreement, the Exchange and Support Agreements, the Registration Statement or the Officer’s Certificates that is qualified by belief, knowledge, intention, materiality or any comparable or similar qualification, is and will be true, complete

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and correct as if made without such qualification, (v) the Parties to the Merger Agreement and their respective subsidiaries will treat the Transactions for U.S. federal income tax purposes in a manner consistent with this opinion, (vi) such Parties have complied with and will continue to comply with the obligations, covenants and agreements contained in the Merger Agreement, (vii) such Parties have complied with and will continue to comply with the obligations, covenants and agreements contained in the Exchange and Support Agreements, (viii) there will be no change in applicable U.S. federal income tax law from the date hereof through the Effective Time, and (ix) every U.S. holder who is a “five-percent transferee shareholder”, as defined in Treasury regulations promulgated under Section 367(a) of the Code (the “Section 367 Regulations”), with respect to Pubco after the Merger, if any, will file a timely and effective “gain recognition agreement”, as defined in the Section 367 Regulations. If any of the above described assumptions are untrue for any reason or if the Transactions are consummated in a manner that is different from the manner described in the Merger Agreement, the Exchange and Support Agreements, the Registration Statement, or the Officer’s Certificates, this opinion may be adversely affected. We have not undertaken any independent investigation of any factual matter set forth in any of the foregoing.

Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, we hereby confirm that, subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement, the discussion set forth in the Registration Statement under the caption “MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS” constitutes our opinion insofar as it discusses the material U.S. federal income tax consequences of (i) the Merger and related transactions, (ii) the exercise of redemption rights by U.S. holders of Class A Common Stock, and (iii) the ownership and disposition of Pubco Ordinary Shares and Pubco Public Warrants acquired pursuant to the Merger and related transactions.

This opinion does not address any other U.S. federal income tax consequences of the Transactions or any other matters of U.S. federal law and we have not considered matters (including U.S. state, local or non-U.S. tax consequences) arising under the laws of any jurisdiction other than matters of federal income tax law arising under the laws of the United States. Furthermore, we express no opinion on any issue relating to the tax consequences of the Transactions other than the opinion set forth above. In addition, notwithstanding anything to the contrary herein, we do not express any opinion as to (1) the qualification of the Merger as a “reorganization” within the meaning of Section 368 of the Code, (2) the Company’s treatment as a “surrogate foreign corporation” or U.S. corporation pursuant to Section 7874 of the Code and the Treasury Regulations promulgated thereunder, (3) the U.S. federal income tax treatment of any shareholder subject to special rules under the Code or the Treasury Regulations, as further described in the Registration Statement, or (4) any matter arising in connection with the “passive foreign investment company” rules of Sections 1291–1297 of the Code.

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Our opinion set forth above is based on the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and judicial precedents, all as of the date hereof. The foregoing authorities may be repealed, revoked or modified, and any such change may have retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Transactions, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied may affect the validity of the opinion set forth herein. We assume no responsibility to inform CIIG II of any such change or inaccuracy that may occur or come to our attention. In addition, our opinion is being delivered prior to the consummation of the Transactions and therefore is prospective and dependent on future events.

This opinion is furnished to you solely in connection with the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

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Very truly yours,

/s/ Weil, Gotshal & Manges LLP

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